AGREEMENT AND PLAN OF REORGANIZATION

                                       BETWEEN

                           MICRO-ASI INTERNATIONAL, INC.,

                                         AND

                                McHENRY METALS, INC.




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                                  TABLE OF CONTENTS

1.  Plan of Reorganization. . . . . . . . . . . . . . . . . . . . . . . . .1

2.  Exchange of Shares. . . . . . . . . . . . . . . . . . . . . . . . . . .1

3.  Pre-Closing Events. . . . . . . . . . . . . . . . . . . . . . . . . . .2

4.  Exchange of Securities. . . . . . . . . . . . . . . . . . . . . . . . .2

5.  Post Acquisition Events . . . . . . . . . . . . . . . . . . . . . . . .3

6.  Other Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3

7.  Delivery of Shares. . . . . . . . . . . . . . . . . . . . . . . . . . .3

8.  Representations of McHenry Historical Shareholders. . . . . . . . . . .3

9.  Representations of McHenry. . . . . . . . . . . . . . . . . . . . . . .4

10.  Representations of Micro and Schneider . . . . . . . . . . . . . . . .5

11.  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .7

12.  Conditions Precedent to the Obligations of McHenry . . . . . . . . . .7

13.  Conditions Precedent to the Obligations of Micro . . . . . . . . . . .9

14.  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . 10

15.  Nature and Survival of Representations . . . . . . . . . . . . . . . 10

16.  Documents at Closing . . . . . . . . . . . . . . . . . . . . . . . . 10

17.  Finder's Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

18.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

Signature Page. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

Exhibit A - McHenry Stockholder Schedule
Exhibit B - Amendment to Articles of Incorporation
Exhibit C - Investment Letter



                                         (i)
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                        AGREEMENT AND PLAN OF REORGANIZATION


       This Agreement and Plan of Reorganization (hereinafter the "Agreement") is entered into effective as of this 21st day of March, 1997, by and among Micro-ASI International, Inc., a Nevada corporation (hereinafter "Micro"); Mark N. Schneider an officer, director and principal shareholder of Micro (hereinafter "Schneider"); McHenry Metals, Inc., an Illinois corporation (hereinafter "McHenry"), and the owners of all the outstanding shares of common stock of McHenry (hereinafter the "McHenry Stockholders").

                                      RECITALS:

       WHEREAS, the McHenry Stockholders own all of the issued and outstanding common stock of McHenry which comprises 5,650,000 shares (the "McHenry Common Stock"). Micro desires to acquire the McHenry Common Stock solely in exchange for voting common stock of Micro, making McHenry a wholly-owned subsidiary of Micro; and

       WHEREAS, the McHenry Stockholders (as set forth on the attached Exhibit "A") desire to acquire voting common stock of Micro in exchange for the McHenry Common Stock, as more full set forth herein.

       NOW THEREFORE, for the mutual consideration set out herein, and other good and valuable consideration, the receipt of and legal sufficiency of which is hereby acknowledged, the parties agree as follows:

                                      AGREEMENT

       1. Plan of Reorganization. It is hereby agreed that all of the McHenry Common Stock shall be acquired by Micro in exchange solely for Micro common voting stock (the "Micro Shares"). It is the intention of the parties hereto that all of the issued and outstanding shares of capital stock of McHenry shall be acquired by Micro in exchange solely for Micro common voting stock and that this entire transaction qualify as an organizational exchange under
Section 351 of the Internal Revenue Code of 1986, as amended, and related or other applicable sections thereunder and/or a corporate reorganization under
Section 368(a)(1)(B).

       2. Exchange of Shares. Micro and McHenry Stockholders agree that on the Closing Date or at the Closing as hereinafter defined, the McHenry Common Stock shall be delivered at Closing to Micro in exchange for the Micro shares, after giving effect to a 2.2 for 1 forward stock split as to all presently outstanding shares of Micro common stock, as follows:

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       (a)  The Micro Shares will, on the Closing Date or at the Closing, be delivered to McHenry Stockholders in exchange for their McHenry Common Stock on a share-for-share basis.

       (b) At Closing, Micro shall, subject to the conditions set forth herein, issue an aggregate of 5,650,000 shares of Micro common stock to the McHenry Stockholders. The 5,650,000 shares and all future references herein to the Micro Shares are stated after giving effect to a 2.2 for 1 forward stock split of the currently outstanding shares of common stock of Micro (the "Micro Forward Stock Split").

       (c)  Each McHenry Stockholder shall execute this Agreement.

       (d) Unless otherwise agreed by Micro and McHenry this transaction shall close only in the event Micro is able to acquire all of the outstanding
McHenry Common Stock.

       3. Pre-Closing Events. The Closing is subject to the completion of the following:

       (a) McHenry shall have provided Micro with a copy of McHenry audited financial statements dated within thirty days of Closing, demonstrating a tangible net worth of at least $500,000.

       (b) Micro shall have authorized 50,000,000 shares of $.001 par value common stock an 5,000,000 shares of $.001 par value preferred stock. The preferred stock shall be subject to issuance in such series and with such rights, preferences and designations as determined in the sole discretion of the board of directors.

       (c) Micro shall have effectuated the Micro Forward Stock Split at or prior to Closing, and shall have 1,271,094 shares of its common stock issued and outstanding and no other shares of capital stock issued or outstanding.

       4. Exchange of Securities. As of the Closing Date each of the following shall occur:

       (a) Each share of McHenry Common Stock issued and outstanding immediately prior to the Closing Date shall be exchanged for one share of Micro common stock. All such outstanding shares of McHenry Common Stock shall be deemed, after Closing, to be owned by Micro. The holders of such certificates previously evidencing shares of McHenry Common Stock outstanding immediately prior to the Closing Date shall cease to have any rights with respect to such shares of McHenry Common Stock except as otherwise provided herein or by law;

       (b) Any shares of McHenry Common Stock held in the treasury of McHenry immediately prior to the Closing Date shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto;

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
       (c) The 1,271,094 shares of Micro common stock previously issued and outstanding prior to the Closing will remain outstanding.

       5. Post-Acquisition Events. Upon Closing, the following shall be accomplished:

       (a) Micro shall file an amendment to its articles of incorporation with the Secretary of State of the State of Nevada in substantially the form attached hereto as Exhibit "B" effecting the amendment to its articles of incorporation to change its name to "McHenry Metals Golf Corp." or such other name as is selected by McHenry and to accomplish the other matters agreed to by the parties hereto and set forth in the attached Exhibit "B".

       (b) McHenry intends to cause Micro to declare a distribution of Series A Warrants wherein the shareholders of Micro, owning the 1,271,094 shares of Micro Common Stock outstanding at Closing, shall be entitled to receive one Series A Warrant for each outstanding share of Micro common stock (1,271,094 warrants). The distribution and exercise of the Series A Warrants shall be subject to registration with the Securities and Exchange Commission.

       (c) The resignation of the existing Micro officers and directors and appointment of new officers and directors as described in Section 14(f) hereof.

       6.  Other Matters.

       (a) Except for the recapitalization of Micro, including the Micro Forward Stock Split, there shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights issued in respect of, Micro's capital stock after the date hereof and there shall be no dividends paid on Micro's capital stock after the date hereof, in each case through and including the Closing Date.

       (b) McHenry shall have received all requisite director and shareholder approval of all matters set forth herein, and no shareholder of McHenry shall have exercised any dissenters rights under applicable corporate law.

       (c) Micro shall have received all requisite shareholder approval of the matters set forth herein.

       7. Delivery of Shares. On or as soon as practicable after the Closing Date, McHenry will use its best efforts to cause the McHenry Stockholders to surrender for cancellation certificates representing their shares of McHenry Common Stock, against delivery of certificates representing the Micro Shares for which the shares of McHenry Common Stock are to be exchanged at Closing.

        8. Representations of McHenry Stockholders. McHenry Stockholders hereby represent and warrant each only as to its own McHenry Common Stock, effective this date and the Closing Date as follows:

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       (a)  Except as may be set forth in Exhibit "A", the McHenry Common Stock is free from claims, liens, or other encumbrances, and at the Closing Date McHenry Stockholders will have good title and the unqualified right to transfer and dispose of such McHenry Common Stock.

       (b) Each McHenry Stockholder, respectively, is the sole owner of the issued and outstanding McHenry Common Stock as set forth in Exhibit "A";

       (c) No McHenry Stockholder has the present intent to sell or dispose of the Micro Shares and no McHenry Stockholder is under a binding obligation, formal commitment, or existing plan to sell or otherwise dispose of the Micro Shares.

       9. Representations of McHenry. McHenry hereby represents and warrants as follows, which warranties and representations shall also be true as of the Closing Date:

       (a) Except as noted on Exhibit "A", the McHenry Stockholders listed on the attached Exhibit "A" are the sole owners of record and beneficially of the issued and outstanding common stock of McHenry.

       (b) McHenry has no outstanding or authorized capital stock, warrants, options or convertible securities other than as described in Exhibit A, attached hereto.

       (c) The audited financial statements as of and for the period ended March 31, 1997, which have been delivered to Micro (hereinafter referred to as the "McHenry Financial Statements") are complete and accurate and fairly present the financial condition of McHenry as of the date thereof and the results of its operations for the period covered, subject to normal year-end adjustments. There are no material liabilities or obligations, either fixed or contingent, not disclosed in the McHenry Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations in the ordinary course of business; and no such contracts or obligations in the ordinary course of business constitute liens or other liabilities which materially alter the financial condition of McHenry as reflected in the McHenry Financial Statements. McHenry has good title to all assets shown on the McHenry Financial Statements subject only to dispositions and other transactions in the ordinary course of business, the disclosures set forth therein and liens and encumbrances of record. The McHenry Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated therein or in the notes thereto).

       (d) Since the date of the McHenry Financial Statements, there have not been any material adverse changes in the financial position of McHenry except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of McHenry.

       (e) McHenry is not a party to any material pending litigation or, to its best knowledge, any governmental investigation or proceeding, not reflected in the McHenry Financial Statements, and to its best knowledge, no material litigation, claims, assessments or any governmental proceedings are threatened against McHenry.

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       (f)  McHenry is in good standing in its state of incorporation, and is in good standing and duly qualified to do business in each state where required to be so qualified except where the failure to so qualify would have no material negative impact on McHenry.

       (g) McHenry has (or, by the Closing Date, will have filed) all material tax, governmental and/or related forms and reports (or extensions thereof) due or required to be filed and has (or will have) paid or made adequate provisions for all taxes or assessments which have become due as of the Closing Date.

       (h) McHenry has not materially breached any material agreement to which it is a party. McHenry has previously given Micro copies or access thereto of all material contracts, commitments and/or agreements to which McHenry is a party including all relationships or dealings with related parties or affiliates.

       (i)  McHenry has no subsidiary corporations.

       (j) McHenry has made its corporate financial records, minute books, and other corporate documents and records available for review to present management of Micro prior to the Closing Date, during reasonable business hours and on reasonable notice.

       (k) The execution of this Agreement does not materially violate or breach any material agreement or contract to which McHenry is a party and has been duly authorized by all appropriate and necessary corporate action and McHenry, to the extent required, has obtained all necessary approvals or consents required by any agreement to which McHenry is a party.

       (l) All information regarding McHenry which is set forth in its Confidential Business Plan dated February 27, 1997, or otherwise delivered to Micro by McHenry for use in connection with the transaction described herein is true, complete and accurate in all material respects.

       10. Representations of Micro and Schneider. Micro and Schneider hereby jointly and severally represent and warrant as follows, each of which representations and warranties shall continue to be true as of the Closing
Date:

       (a) As of the Closing Date, the Micro Shares, to be issued and delivered to the McHenry Stockholders hereunder will, when so issued and delivered, constitute, duly authorized, validly and legally issued shares of Micro common stock, fully-paid and nonassessable.

       (b) Micro has the corporate power to enter into this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of Micro. The execution and performance of this Agreement will not constitute a material breach of any agreement, indenture, mortgage, license or other instrument or document to which Micro is a party and will not violate any judgment, decree, order, writ, rule, statute, or regulation applicable to Micro or its properties. The execution and performance of this Agreement will not violate or conflict with any provision of the articles of incorporation or by-laws of Micro.

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       (c)  Micro has delivered to McHenry a true and complete copy of its audited financial statements for the years ended September 30, 1996 and 1995, (the "Micro Financial Statements"). The Micro Financial Statements are complete, accurate and fairly present the financial condition of Micro as of the dates thereof and the results of its operations for the periods then ended. There are no material liabilities or obligations either fixed or contingent not reflected therein except as provided in subparagraph (d) below. The Micro financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Micro as of the dates thereof and the results of its operations and changes in financial position for the periods then ended.

       (d) Since September 30, 1996, there have not been any material adverse changes in the financial condition of Micro except advances by Schneider to pay reasonable and ordinary expenses in connection with maintaining its corporate status and pursuing the matters contemplated in this Agreement. At Closing such advances and all accounts payable and other liabilities reflected on the Micro Financial Statements shall be paid and satisfied.

       (e) Micro is not a party to or the subject of any pending litigation, claims, or governmental investigation or proceeding not reflected in the Micro Financial Statements or otherwise disclosed herein, and there are no lawsuits, claims, assessments, investigations, or similar matters, to the best knowledge of Schneider, threatened or contemplated against or affecting Micro, its management or its properties.

       (f) Micro is duly organized, validly existing and in good standing under the laws of the State of Nevada; has the corporate power to own its property and to carry on its business as now being conducted and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material negative impact.

       (g) Micro has filed all federal, state, county and local income, excise, property and other tax, governmental and/or related returns, forms, or reports, which are due or required to be filed by it prior to the date hereof, except where the failure to do so would have no material adverse impact on Micro, and has paid or made adequate provision in the Micro Financial Statements for the payment of all taxes, fees, or assessments which have or may become due pursuant to such returns or pursuant to any assessments received. Micro is not delinquent or obligated for any tax, penalty, interest, delinquency or charge.

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       (h)  There are no existing options, calls, warrants, preemptive rights or commitments of any character relating to the issued or unissued capital stock or other securities of Micro, except as contemplated in this agreement.

       (i) The corporate financial records, minute books, and other documents and records of Micro have been made available to McHenry prior to the Closing.

       (j) Micro has not breached, nor is there any pending, or to the knowledge of management, any threatened claim that Micro has breached, any of the terms or conditions of any agreements, contracts or commitments to which it is a party or by which it or its properties is bound. The execution and performance hereof will not violate any provisions of applicable law or any agreement to which Micro is subject. Micro hereby represents that it is not a party to any material contract or commitment other than appointment documents with its transfer agent, and that it has disclosed to McHenry all relationships or dealings with related parties or affiliates.

       (k) Micro common stock is eligible for quotation on the NASD Electronic Bulletin Board and there are no stop orders in effect with respect thereto.

       (l) All information regarding Micro which has been provided to McHenry in the Micro Corporate Information Statement dated January 2, 1997 or otherwise disclosed to the public in connection with the transactions contemplated herein, is true, complete and accurate in all material respects. Micro and Schneider make no representations or warranties regarding disclosures as to McHenry or its proposed business.

       11. Closing. The Closing of the transactions contemplated herein shall take place on such date (the "Closing") as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which Closing shall be no later than April 15, 1997, unless extended by mutual consent of all parties hereto. The "Closing Date" of the transactions described herein (the "Acquisition"), shall be that date on which all conditions set forth herein have been met and the Micro Shares are issued in exchange for the McHenry Common Stock.

       12. Conditions Precedent to the Obligations of McHenry. All obligations of McHenry under this Agreement are subject to the fulfillment, prior to or as of the Closing and/or the Closing Date, as indicated below, of each of the following conditions:

       (a) The representations and warranties by or on behalf of Schneider and Micro contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing and Closing Date as though such representations and warranties were made at and as of such time.

       (b) Micro shall have performed and complied with all covenants, agreements, and conditions set forth in, and shall have executed and delivered all documents required by this Agreement to be performed or complied with or executed and delivered by it prior to or at the Closing.

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       (c)  On or before the Closing, the board of directors and shareholders representing a majority interest, of Micro shall have approved in accordance with applicable state corporation law the execution and delivery of this Agreement and the consummation of the transactions contemplated herein.

       (d) On or before the Closing Date, Micro shall have delivered to McHenry certified copies of resolutions of the board of directors and shareholders of Micro approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable Micro to comply with the terms of this Agreement including the election of McHenry's nominees to the Board of Directors of Micro and all matters outlined herein.

       (e) The Acquisition shall be permitted by applicable state law and Micro shall have sufficient shares of its capital stock authorized to complete the Acquisition.

       (f) At Closing, the existing officers and directors of Micro shall have resigned in writing from all positions as directors and officers of Micro upon the election and appointment of the McHenry nominees.

       (g) At the Closing, all instruments and documents delivered to McHenry and McHenry Stockholders pursuant to the provisions hereof shall be reasonably satisfactory to legal counsel for McHenry.

       (h) The shares of restricted Micro capital stock to be issued to McHenry Stockholders at Closing will be validly issued, nonassessable and fully-paid under Nevada corporation law and will be issued in a nonpublic offering and isolated transaction in compliance with all federal, state and applicable securities laws.

       (i) McHenry shall have received the advice of its tax advisor, if deemed necessary by McHenry, that the exchange of shares is a tax free reorganization as to the exchanging McHenry shareholders.

       (j) McHenry shall have received all necessary and required approvals and consents from required parties and its shareholders.

       (k) At the Closing, Micro shall have delivered to McHenry an opinion of its counsel dated as of the Closing to the effect that:

             (i) Micro is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

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             (ii)  This Agreement has been duly authorized, executed and delivered by Micro and is a valid and binding obligation of Micro enforceable in accordance with its terms;

             (iii) Micro each through its board of directors and stockholders has taken all corporate action necessary for performance under this Agreement;

             (iv) The documents executed and delivered by Micro to McHenry and McHenry Stockholders hereunder are valid and binding in accordance with their terms and vest in McHenry Stockholders, as the case may be, all right, title and interest in and to the Micro Shares to be issued pursuant to the terms hereof, and the Micro Shares when issued will be duly and validly issued, fully-paid and nonassessable;

             (v) Micro has the corporate power to execute, deliver and perform under this Agreement;

             (vi) Legal counsel for Micro is not aware of any liabilities, claims or lawsuits involving Micro;

       13. Conditions Precedent to the Obligations of Micro. All obligations of Micro under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

       (a) The representations and warranties by McHenry contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of such time.

       (b) McHenry shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

       (c) McHenry shall deliver on behalf of the McHenry Stockholders a letter commonly known as an "Investment Letter," signed by each of said shareholders, in substantially the form attached hereto as Exhibit "D", acknowledging that the Micro Shares are being acquired for investment purposes.

       (d) McHenry shall have delivered the McHenry Financial Statements demonstrating a net worth of at least $500,000.

       (e) McHenry shall deliver an opinion of its legal counsel to the effect that:

             (i) McHenry is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and is duly qualified to do business in any jurisdiction where so required except where the failure to so qualify would have no material adverse impact on McHenry;

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             (ii) This Agreement has been duly authorized, executed and delivered by McHenry.

             (iii) The documents executed and delivered by McHenry and McHenry Stockholders to Micro hereunder are valid and binding in accordance with their terms and vest in Micro all right, title and interest in and to the McHenry Common Stock, which stock is duly and validly issued, fully-paid and nonassessable.

       14. Indemnification. For a period of one year from the Closing, Micro and Schneider agree to jointly and severally indemnify and hold harmless McHenry, and McHenry agrees to indemnify and hold harmless Micro and Schneider, at all times after the date of this Agreement against and in respect of any liability, damage or deficiency, all actions, suits, proceedings, demands, assessments, judgments, costs and expenses including attorney's fees incident to any of the foregoing, resulting from any material misrepresentations made by an indemnifying party to an indemnified party, an indemnifying party's breach of covenant or warranty or an indemnifying party's nonfulfillment of any agreement hereunder, or from any material misrepresentation in or omission from any certificate furnished or to be furnished hereunder.

       15. Nature and Survival of Representations. All representations, warranties and covenants made by any party in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby for one year from the Closing. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and not upon any investigation upon which it might have made or any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

       16. Documents at Closing. At the Closing, the following documents shall be delivered:

       (a) McHenry will deliver, or will cause to be delivered, to Micro the following:

             (i) a certificate executed by the President and Secretary of McHenry to the effect that all representations and warranties made by McHenry under this Agreement are true and correct as of the Closing, the same as though originally given to Micro on said date;

             (ii) a certificate from the state of incorporation of McHenry dated at or about the Closing to the effect that McHenry is in good standing under the laws of said state;

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
             (iii) Investment Letters in the form attached hereto as Exhibit "D" executed by each McHenry Stockholder;

             (iv) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

             (v) certified copies of resolutions adopted by the shareholders and directors of McHenry authorizing this transaction; and

             (vi) all other items, the delivery of which is a condition precedent to the obligations of Micro as set forth herein.

             (vii)  the legal opinion required by Section 15(d) hereof.

       (b)  Micro will deliver or cause to be delivered to McHenry:

             (i) stock certificates representing the Micro Shares to be issued as a part of the stock exchange as described herein;

             (ii) a certificate of the President of Micro, to the effect that all representations and warranties of Micro made under this Agreement are true and correct as of the Closing, the same as though originally given to McHenry on said date;

             (iii) certified copies of resolutions adopted by Micro's board of directors and Micro's Stockholders authorizing the Acquisition and all related matters;

             (iv) certificate from the jurisdiction of incorporation of Micro dated at or about the Closing Date that Micro is in good standing under the laws of said state;

             (v) opinion of Micro's counsel as described in Section 14(k) above;

             (vi) such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement;

             (vii) resignation of all of the existing officers and directors of Micro; and

             (viii) all other items, the delivery of which is a condition precedent to the obligations of McHenry, as set forth in Section 14 hereof.

       17. Finder's Fees. Micro, represents and warrants to McHenry, and McHenry represents and warrants to Micro that neither of them, or any party acting on their behalf, has incurred any liabilities, either express or implied, to any "broker" of "finder" or similar person in connection with this Agreement or any of the transactions contemplated hereby. In this regard, Micro, on the one hand, and McHenry on the other hand, will indemnify and hold the other harmless from any claim, loss, cost or expense whatsoever (including reasonable fees and disbursements of counsel) from or relating to any such express or implied liability.

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       18.   Miscellaneous.

       (a) Further Assurances. At any time, and from time to time, after the Closing Date, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

       (b) Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

       (c) Termination. All obligations hereunder may be terminated at the discretion of either party's board of directors if (i) the closing conditions specified in Sections 14 and 15 are not met by April 15, 1997, unless extended, or (ii) any of the representations and warranties made herein have been materially breached.

       (d) Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

       (e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first class registered or certified mail, return receipt requested.

       (f) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

       (g) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       (h) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

       (i) Entire Agreement. This Agreement and the attached Exhibits constitute the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

       (j)  Time.  Time is of the essence.

                                      12

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       (k)  Severability.  If any part of this Agreement is deemed to be unenforceable the balance of the Agreement shall remain in full force and effect.

       (l) Responsibility and Costs. All fees, expenses and out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses.

       IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                             MICRO-ASI INTERNATIONAL, INC.


By: /s/ David K. Chambers                    By:  /s/ Mark N. Schneider

    David K. Chambers, Secretary                  Mark N. Schneider, President


                                             /s/ Mark N. Schneider

                                             Mark N. Schneider, individually


                                             McHENRY METALS, INC.


By:  /s/ John V. Stanley                     By:  /s/ Gary V. Adams

     John V. Stanley, Secretary                   Gary V. Adams, President


                                        SHAREHOLDERS OF McHENRY METALS, INC.


                                        /s/ Gary V. Adams

                                        Gary V. Adams


                                             /s/ Sal Lupo

                                             Sal Lupo


                                             /s/ Theodore Aroney

                                             Theodore Aroney


                                      13

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